Exhibit 99.1

FOR RELEASE: Thursday, November 2, 2023 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today a net loss for the quarter ended September 30, 2023 of $255,000, or $0.11 per basic and diluted share, compared to net income of $2.6 million, or $1.29 per basic and $1.22 per diluted share for the same period in 2022. Net income for the nine months ended September 30, 2023 was $878,000, or $0.40 per basic and $0.39 per diluted share, compared to $6.7 million, or $3.27 per basic and $3.09 per diluted share for the same period in 2022.

Robert T. Strong, President and Chief Executive Officer stated, “The recent actions of the Federal Reserve Bank have exacted a toll on the banking system, such as we have not experienced in modern history. The compression on net interest margins has been significant and the amount of funds leaving the banking system has been overwhelming.”

Mr. Strong added, “The effect at Quaint Oak has been substantial, however, it appears likely that we have experienced the full impact and are in recovery mode. We have taken significant steps to realign our balance sheet with a reduction in higher cost deposits combined with an increase in low to no cost commercial checking balances.”

Mr. Strong continued, “We have continued to sell certain loan assets, thereby producing income, reducing our asset size, increasing capital ratios and reducing leveraged financing.”

Mr. Strong commented, “Although, we have experienced one relatively large loan loss, it had been completely reserved against.  Otherwise, our loan portfolio continues to perform with our non-performing loans as a percent of loans receivable, net at 0.02% and nonperforming assets as a percent of total assets also at 0.02%, both calculations are as of September 30, 2023.  Additionally, our Texas ratio as of September 30, 2023 was 0.22%.”

Mr. Strong concluded, “In an effort to support our focus on capital conservation, members of our Board of Directors and Executive Officers recently invested $580,000 to augment our capital through direct stock purchases and exercises of stock options.  As previously announced, the Board of Directors on October 11, 2023, declared a quarterly cash dividend of $0.13 per share on the common stock of the Company payable on November 6, 2023. As always, our current and continued business strategy focuses on long-term profitability and maintaining healthy capital ratios both of which reflect our strong commitment to shareholder value.”

On January 4, 2021, Quaint Oak Bank, the wholly-owned subsidiary of Quaint Oak Bancorp, Inc., invested $2.3 million for a 51% majority ownership interest in Oakmont Capital Holdings, LLC (“Oakmont”), a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota. The financial results that follow include Quaint Oak Bank’s investment in Oakmont. Quaint Oak Bank reflects the 49% interest it does not hold in Oakmont in its consolidated financial statements as noncontrolling interest.

Comparison of Quarter-over-Quarter Operating Results

Net loss amounted to $255,000 for the three months ended September 30, 2023, a decrease of $2.9 million, or 109.7%, compared to net income of $2.6 million for the three months ended September 30, 2022. The decrease in net income on a comparative quarterly basis was primarily the result of a decrease in non-interest income of $2.9 million, a decrease in net interest income of $1.7 million, and an increase in non-interest expense of $1.1 million, partially offset by a decrease in net income attributable to noncontrolling interest of $1.4 million, a decrease in the provision for income taxes of $1.1 million, and a decrease in the provision for credit losses of $398,000.

The $1.7 million, or 26.1%, decrease in net interest income for the three months ended September 30, 2023 over the comparable period in 2022 was driven by a $3.7 million, or 158.6%, increase in interest expense, partially offset by a $2.0 million, or 21.9%, increase in interest income.

The $3.7 million, or 158.6%, increase in interest expense for the three months ended September 30, 2023 over the comparable period in 2022 was primarily attributable to a 292 basis point increase in the rate on average money market accounts which increased from 1.50% for the three months ended September 30, 2022 to 4.42% for the three months ended September 30, 2023 and had the effect of increasing interest expense by $1.7 million. Also contributing to the increase in interest expense was a 224 basis point increase in average rate of certificates of deposit, which increased from 1.11% for the three months ended September 30, 2022 to 3.35% for the three months ended September 30, 2023, and had the effect of increasing interest expense by $1.2 million. Also contributing to the increase in interest expense was a 324 basis point increase in the rate on average FHLB short-term borrowings which increased from 2.56% for the three months ended September 30, 2022 to 5.80% for the three months ended September 30, 2023 and had the effect of increasing interest expense by $435,000. The average interest rate spread decreased from 3.50% for the three months ended September 30, 2022 to 1.64% for the three months ended September 30, 2023 while the net interest margin decreased from 3.75% for the three months ended September 30, 2022 to 2.63% for the three months ended September 30, 2023.

The $2.0 million, or 21.9%, increase in interest income was primarily due to a a 64 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 5.20% for the three months ended September 30, 2022 to 5.84% for the three months ended September 30, 2023, and had the effect of increasing interest income $1.2 million. Also contributing to the increase in interest income was a $67.4 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $666.5 million for the three months ended September 30, 2022 to an average balance of $733.9 million for the three months ended September 30, 2023, and had the effect of increasing interest income $877,000.

The $398,000, or 60.8%, decrease in the provision for credit losses for the three months ended September 30, 2023 over the three months ended September 30, 2022 was primarily due to the implementation of ASU 2016-13, Financial Instruments – Credit Losses, which became effective for the Company as of January 1, 2023. More specifically, under the Company’s current Allowance for Credit Losses accounting model, certain qualitative factors used prior to the adoption of ASU 2016-13 were evaluated and adjusted in accordance with the model criteria and the elimination of the general reserve which was used in the past to cover uncertainties that could affect management’s estimate of probable losses.

The $2.9 million, or 49.3%, decrease in non-interest income for the three months ended September 30, 2023 over the comparable period in 2022 was primarily attributable to a $3.2 million, or 75.4%, decrease in net gain on loans held for sale as the total amount of loans sold decreased from $132.4 million for the three months ended September 30, 2022 to $82.5 million for the three months ended September 30, 2023. The primary reason for the decrease in loan sales was the general lack of liquidity in the marketplace. Also contributing to the decrease in non-interest income was a $321,000, or 42.2%, decrease in mortgage banking, equipment lending, and title abstract fees, and a $72,000, or 81.8%, decrease in real estate sales commissions, net. These decreases were reflective of market conditions driven by the current interest rate environment. These decreases were partially offset by a $324,000, or 67.5%, increase in loan servicing income, a $278,000, or 212.2%, increase in other fees and service charges, a $38,000, or 25.0%, increase in insurance commissions, and a $37,000, or 63.8%, increase in gain on sale of SBA loans. The increase in loan servicing fee income was primarily due to the increase in the balance of loans serviced by Oakmont.

The $1.1 million, or 15.2%, increase in non-interest expense for the three months ended September 30, 2023 over the comparable period in 2022 was primarily due to an $855,000, or 134.4%, increase in other expense, a $181,000, or 37.9%, increase in occupancy and equipment expense, a $172,000, or 122.9%, increase in data processing expense, a $41,000, or 61.2% increase in director’s fees and expenses, and a $21,000, or 8.2% increase in professional fees. The increase in other expense is primarily due to ongoing costs incurred as a result of the Bank’s correspondent banking initiatives. Oakmont contributed to the increases in occupancy and equipment expense, and other expense for the three months ended September 30, 2023. The increase in non-interest expense was partially offset by a $91,000, or 53.8%, decrease in advertising expense, a $39,000, or 0.7%, decrease in salaries and employee benefits expense, and a $28,000, or 12.4%, decrease in FDIC deposit insurance assessment.

The provision for income tax decreased $1.1 million, or 108.0%, from $1.0 million for the three months ended September 30, 2022 to a tax benefit of $81,000 for the three months ended September 30, 2023 due primarily to the decrease in pre-tax income.

Comparison of Nine-Month Operating Results

Net income amounted to $878,000 for the nine months ended September 30, 2023, a decrease of $5.8 million, or 86.8%, compared to net income of $6.7 million for the nine months ended September 30, 2022. The decrease in net income on a comparative nine-month basis was primarily the result of an increase in non-interest expense of $4.3 million, a decrease in non-interest income of $6.0 million, and a decrease in net interest income of $2.4 million, partially offset by a decrease in net income attributable to noncontrolling interest of $3.4 million, a decrease in the provision for income taxes of $2.1 million, and a decrease in the provision for credit losses of $1.5 million.

The $2.4 million, or 13.4%, decrease in net interest income for the nine months ended September 30, 2023 over the comparable period in 2022 was driven by a $13.4 million, or 283.5%, increase in interest expense, partially offset by an $11.0 million, or 48.5%, increase in interest income.

The $13.4 million, or 283.5%, increase in interest expense for the nine months ended September 30, 2023 over the comparable period in 2022 was primarily attributable to a 308 basis point increase in the rate on average money market accounts which increased from 0.96% for the nine months ended September 30, 2022 to 4.04% for the nine months ended September 30, 2023 and had the effect of increasing interest expense by $5.5 million. Also contributing to the increase in interest expense was a 190 basis point increase in average rate of certificates of deposit, which increased from 0.98% for the nine months ended September 30, 2022 to 2.88% for the nine months ended September 30, 2023, and had the effect of increasing interest expense by $3.1 million. Also contributing to the increase in interest expense was a 447 basis point increase in the rate on average FHLB short-term borrowings which increased from 0.83% for the nine months ended September 30, 2022 to 5.30% for the nine months ended September 30, 2023 and had the effect of increasing interest expense by $3.0 million. The average interest rate spread decreased from 3.54% for the nine months ended September 30, 2022 to 1.88% for the nine months ended September 30, 2023 while the net interest margin decreased from 3.73% for the nine months ended September 30, 2022 to 2.67% for the nine months ended September 30, 2023.

The $11.0 million, or 48.5%, increase in interest income was primarily due to a $162.0 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $595.4 million for the nine months ended September 30, 2022 to an average balance of $757.4 million for the nine months ended September 30, 2023, and had the effect of increasing interest income $6.0 million. Also contributing to the increase in interest income was an 83 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 4.97% for the nine months ended September 30, 2022 to 5.80% for the nine months ended September 30, 2023, and had the effect of increasing interest income $4.7 million.

As was the case for the quarter, the $1.5 million, or 76.2%, decrease in the provision for credit losses for the nine months ended September 30, 2023 over the nine months ended September 30, 2022 was primarily due to the implementation of ASU 2016-13, Financial Instruments – Credit Losses, which became effective for the Company as of January 1, 2023. More specifically, under the Company’s current Allowance for Credit Losses accounting model, certain qualitative factors used prior to the adoption of ASU 2016-13 were evaluated and adjusted in accordance with the model criteria and the elimination of the general reserve which was used in the past to cover uncertainties that could affect management’s estimate of probable losses.

The $6.0 million, or 37.9%, decrease in non-interest income for the nine months ended September 30, 2023 over the comparable period in 2022 was primarily attributable to an $8.3 million, or 73.5%, decrease in net gain on loans held for sale as the total amount of loans sold decreased from $397.0 million for the nine months ended September 30, 2022 to $306.0 million for the nine months ended September 30, 2023. As similar to the quarter, the primary reason for the decrease in loan sales was the general lack of liquidity in the marketplace. Also contributing to the decrease in non-interest income was a $410,000, or 18.5%, decrease in mortgage banking, equipment lending, and title abstract fees, and a $125,000, or 58.7%, decrease in real estate sales commissions, net. As it was for the quarter, these decreases were a reflection of general economic conditions driven by the current interest rate environment. These decreases were partially offset by a $2.2 million, or 230.8%, increase in loan servicing income, a $473,000, or 124.8%, increase in other fees and service charges, a $121,000, or 53.8%, increase in gain on sale of SBA loans, and a $79,000, or 19.4%, increase in insurance commissions. The increase in loan servicing fee income was primarily due to the increase in the balance of loans serviced by Oakmont.

The $4.3 million, or 21.6%, increase in non-interest expense for the nine months ended September 30, 2023 over the comparable period in 2022 was primarily due to a $2.1 million, or 135.9%, increase in other expense, a $1.3 million, or 9.1%, increase in salaries and employee benefits expense, a $383,000, or 28.1%, increase in occupancy and equipment expense, a $237,000, or 47.4%, increase in data processing expense, a $215,000, or 47.4%, increase in FDIC deposit insurance assessment, a $105,000, or 50.0%, increase in director’s fees and expenses, and a $9,000, or 1.3% increase in professional fees. As was the case for the quarter, the increase in other expense is primarily due to ongoing costs incurred as a result of the Bank’s correspondent banking initiatives. The increase in salaries and employee benefits expense is primarily due to expanding and improving the level of staff at the Bank and Oakmont. Oakmont also contributed to the increases in occupancy and equipment expense, advertising expense, and other expense for the nine months ended September 30, 2023. The increase in non-interest expense was partially offset by a $17,000, or 3.2%, decrease in advertising expense.

The provision for income tax decreased $2.1 million, or 83.8%, from $2.5 million for the nine months ended September 30, 2022 to $410,000 for the nine months ended September 30, 2023 due primarily to the decrease in pre-tax income.

Comparison of Financial Condition

The Company’s total assets at September 30, 2023 were $762.2 million, a decrease of $30.2 million, or 3.8%, from $792.4 million at December 31, 2022. This decrease in total assets was primarily due to a $38.4 million, or 28.8%, decrease in loans held for sale, and a $3.3 million, or 49.8%, decrease in investment in Federal Home Loan Bank stock, at cost. Partially offsetting this decrease was a $6.7 million, or 173.3%, increase in cash and cash equivalents, and a $4.3 million, or 0.7%, increase in loans receivable, net. The largest increases within the loan portfolio occurred in commercial real estate loans which increased $15.2 million, or 4.6%, multi-family residential loans which increased $3.9 million, or 8.3%, one-to-four family non-owner occupied loans which increased $2.6 million, or 6.7%, construction loans which increased $2.5 million, or 8.7%, home equity loans which increased $1.1 million, or 21.9%, one-to-four family owner occupied loans which increased $1.1 million, or 5.6%, and other consumer loans which increased $70,000. Partially offsetting these increases was a $23.1 million, or 14.5% decrease in commercial business loans.

Loans held for sale decreased $38.4 million, or 28.8%, from $133.2 million at December 31, 2022 to $94.8 million at September 30, 2023 as the Bank originated $207.7 million in equipment loans held for sale and sold $209.3 million of equipment loans during the nine months ended September 30, 2023. Contributing to the decrease in loans held for sale is $37.3 million of loan amortization and prepayments. Additionally, the Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $59.9 million of one-to-four family residential loans during the nine months ended September 30, 2023 and sold $59.4 million of loans in the secondary market during this same period.

Total deposits increased $46.3 million, or 8.4%, to $595.6 million at September 30, 2023 from $549.2 million at December 31, 2022. This increase in deposits was primarily attributable to an increase of $62.4 million, or 70.3%, in non-interest bearing checking accounts, and an increase of $22.6 million, or 11.4%, in certificates of deposit. The increase in total deposits was partially offset by a $38.2 million, or 14.7%, decrease in money market accounts, and a $440,000, or 27.6%, decrease in savings accounts.

Total Federal Home Loan Bank (FHLB) borrowings decreased $83.2 million, or 52.3%, to $76.0 million at September 30, 2023 from $159.2 million at December 31, 2022. During the nine months ended September 30, 2023, the Company borrowed $61.5 million of FHLB short-term borrowings and $20.0 million of FHLB long-term borrowings. During the nine months ended September 30, 2023, the Company paid down $119.7 million of FHLB short-term borrowings and $45.0 million of FHLB long-term borrowings. Federal Reserve Bank (FRB) borrowings decreased $7.0 million, or 100.0%, to none at September 30, 2023 as the Company paid off the $7.0 million of FRB borrowings at December 31, 2022. Other borrowings increased $314,000, or 5.7%, to $5.8 million at September 30, 2023 from $5.5 million at December 31, 2022.

Subordinated debt, net of unamortized debt issuance costs, increased $13.9 million, or 174.7%, to $21.9 million at September 30, 2023 from $8.0 million at December 31, 2022 as the Company completed a private offering of $12.0 million in aggregate principal amount of fixed rate subordinated notes to certain qualified institutional buyers on March 2, 2023. On March 16, 2023, the Company completed an additional private offering of $2.0 million in aggregate principal amount of fixed rate subordinated notes to certain accredited investors. The subordinated notes from both offerings are due March 15, 2025. The Company intends to use the net proceeds of the offerings for general corporate purposes.

         Total stockholders’ equity decreased $743,000, or 1.5%, to $48.3 million at September 30, 2023 from $49.1 million at December 31, 2022. Contributing to the decrease was the noncontrolling interest distribution of $866,000, dividends paid of $859,000, net loss attributable to noncontrolling interest of $818,000, and purchase of treasury stock of $433,000, partially offset by net income for the nine months ended September 30, 2023 of $878,000, the reissuance of treasury stock for exercised stock options of $529,000, the issuance of treasury stock under the stock incentive plan of $414,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $218,000, amortization of stock awards and options under our stock compensation plans of $165,000, shares issued from authorized and unallocated of $20,000, and other comprehensive income, net of $9,000.

Non-performing loans at September 30, 2023 consisted of one SBA loan and one commercial business loan on non-accrual status in the amount of $122,000. The non-performing loans at September 30, 2023 are generally well-collateralized or adequately reserved for. During the nine months ended September 30, 2023, one commercial business loan, one commercial real estate, and one equipment loan totaling $233,000 that were previously on non-accrual were charged-off through the allowance for credit losses. In addition, there was one commercial business loan in the amount of $652,000 that was written down by $603,000. The allowance for credit losses as a percent of total loans receivable, net was 1.12% at September 30, 2023 and 1.22% at December 31, 2022. Non-performing assets amounted to $122,000, or 0.02% of total assets at September 30, 2023 compared to $2.0 million, or 0.25%, of total net assets at December 31, 2022.

Quaint Oak Bancorp, Inc., a Financial Services Company, is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include, Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, Quaint Oak Real Estate, LLC, and Oakmont Commercial, LLC, a specialty commercial real estate financing company. All companies are multi-state operations with the exception of Quaint Oak Real Estate, LLC, which operates solely in Pennsylvania. Quaint Oak Bank also has a majority equity position in Oakmont Capital Holdings, LLC, a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)
	At September 30,	At December 31,
	2023	2022
	(Unaudited)	(Unaudited)
Assets

Cash and cash equivalents	$10,638	$3,893
Investment in interest-earning time deposits	2,162	3,833
Investment securities available for sale at fair value	2,481	2,970
Loans held for sale	94,806	133,222
Loans receivable, net of allowance for credit losses (2023: $7,121; 2022: $7,678)	626,200	621,864
Accrued interest receivable	3,319	3,462
Investment in Federal Home Loan Bank stock, at cost	3,314	6,601
Bank-owned life insurance	4,301	4,226
Premises and equipment, net	3,092	2,775
Goodwill	2,573	2,573
Other intangible, net of accumulated amortization	137	174
Prepaid expenses and other assets	9,179	6,757
Total Assets	$762,202	$792,350

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$151,111	$88,728
Interest-bearing	444,445	460,520
Total deposits	595,556	549,248
Federal Home Loan Bank short-term borrowings	35,000	93,200
Federal Home Loan Bank long-term borrowings	41,022	66,022
Federal Reserve Bank borrowings	-	7,000
Other short-term borrowings	5,803	5,489
Subordinated debt	21,884	7,966
Accrued interest payable	882	584
Advances from borrowers for taxes and insurance	3,412	4,186
Accrued expenses and other liabilities	10,304	9,573
Total Liabilities	713,863	743,268
Total Quaint Oak Bancorp, Inc. Stockholders’ Equity	45,734	44,793
Noncontrolling Interest	2,605	4,289
Total Stockholders’ Equity	48,339	49,082
Total Liabilities and Stockholders’ Equity	$762,202	$792,350

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Interest Income	(Unaudited)		(Unaudited)
Interest on loans, including fees	$10,710	$8,671	$32,935	$22,171
Interest and dividends on time deposits, investment securities, interest-bearing deposits with others, and Federal Home Loan Bank stock	260	325	750	506
Total Interest Income	10,970	8,996	33,685	22,677

Interest Expense
Interest on deposits	4,318	1,672	11,811	3,199
Interest on Federal Home Loan Bank short-term borrowings	783	58	3,583	133
Interest on Federal Home Loan Bank long-term borrowings	372	457	1,003	958
Interest on Federal Reserve Bank long-term borrowings	11	-	30	4
Interest on subordinated debt	148	130	705	390
Interest on other short-term borrowings	417	22	1,021	49
Total Interest Expense	6,049	2,339	18,153	4,733

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)

Net Interest Income	$4,921	$6,657	$15,532	$17,944
Provision for Credit Losses	257	655	460	1,933
Net Interest Income after Provision for Credit Losses	4,664	6,002	15,072	16,011

Non-Interest Income
Mortgage banking, equipment lending and title abstract fees	439	760	1,811	2,221
Real estate sales commissions, net	16	88	88	213
Insurance commissions	190	152	486	407
Other fees and services charges	409	131	852	379
Net loan servicing income	804	480	3,156	954
Income from bank-owned life insurance	26	23	75	66
Net gain on loans held for sale	1,052	4,281	3,005	11,349
Gain on the sale of SBA loans	95	58	346	225
Total Non-Interest Income	3,031	5,973	9,819	15,814

Non-Interest Expense
Salaries and employee benefits	5,296	5,335	16,166	14,817
Directors' fees and expenses	108	67	315	210
Occupancy and equipment	658	477	1,746	1,363
Data processing	312	140	737	500
Professional fees	278	257	678	669
FDIC deposit insurance assessment	197	225	669	454
Advertising	78	169	514	531
Amortization of other intangible	12	12	36	36
Other	1,491	636	3,560	1,509
Total Non-Interest Expense	8,430	7,318	24,421	20,089
(Loss) Income before Income Taxes	$(735)	$4,657	$470	$11,736
Income Taxes	(81)	1,012	410	2,531
Net (Loss) Income	$(654)	$3,645	$60	$9,205
Net (Loss) Income Attributable to Noncontrolling Interest	$(399)	$1,010	$(818)	$2,551
Net (Loss) Income Attributable to Quaint Oak Bancorp, Inc.	$(255)	$2,635	$878	$6,654

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Per Common Share Data:	(Unaudited)		(Unaudited)
Earnings per share – basic	$(0.11)	$1.29	$0.40	$3.27
Average shares outstanding – basic	2,244,163	2,050,650	2,221,441	2,034,153
Earnings per share – diluted	$(0.11)	$1.22	$0.39	$3.09
Average shares outstanding - diluted	2,260,176	2,168,732	2,255,315	2,150,944
Book value per share, end of period	$20.12	$20.07	$20.12	$20.07
Shares outstanding, end of period	2,273,051	2,053,554	2,273,051	2,053,554

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	5.85%	5.06%	5.80%	4.72%
Average rate on interest-bearing liabilities	4.21%	1.56%	3.92%	1.18%
Average interest rate spread	1.64%	3.50%	1.88%	3.54%
Net interest margin	2.63%	3.75%	2.67%	3.73%
Average interest-earning assets to average interest-bearing liabilities	130.48%	118.28%	125.47%	119.65%
Efficiency ratio	106.01%	57.94%	96.33%	59.51%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.02%	0.30%	0.02%	0.30%
Non-performing assets as a percent of total assets	0.02%	0.24%	0.02%	0.24%
Allowance for credit losses as a percent of non-performing loans	n/m	416.27%	n/m	416.27%
Allowance for credit losses as a percent of total loans receivable, net	1.12%	1.22%	1.12%	1.22%
Texas Ratio (2)	0.22%	3.10%	0.22%	3.10%

(1)	Asset quality ratios are end of period ratios.
(2)	Total non-performing assets divided by tangible common equity plus the allowance for credit losses.
n/m – not meaningful